Republic of Mauritius

CERTIFICATE OF INCORPORATION

(Under Section 19 of the Companies Act 1984)

FILE NO. 24560/5865

This is to certify that

FLEXTRONICS INTERNATIONAL ASIA-PACIFIC LTD

is on and from 12th day of May 2000 incorporated as a PRIVATE COMPANY limited by shares.

GIVEN under MY HAND in Port Louis, Mauritius this 15th day of May 2000.

D. Packiry P.-Chinien (Mrs)
Registrar of Companies
Republic of Mauritius